Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Financial Corporation Repurchases Warrant from U.S. Treasury

BIRMINGHAM, Ala. – (BUSINESS WIRE) – May 2, 2012 – Regions Financial Corp. (NYSE:RF) announced today that it completed the repurchase of the warrant issued to the United States Department of the Treasury as part of the TARP Capital Purchase Program. The warrant provided the right to purchase 48,253,677 shares of Regions common stock at $10.88 per share. Regions and the U.S. Treasury agreed upon a repurchase price of $45 million for the warrant.

“This is a prudent and appropriate investment that will limit future shareholder dilution,” said President and Chief Executive Officer Grayson Hall. “We remain focused on building stronger customer relationships that are based on a foundation of trust, integrity and a genuine desire to help them become more successful financially.”

About Regions Financial Corporation

Regions Financial Corporation, with $128 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,100 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Regions Financial Corporation
Post Office Box 11007
Birmingham, Alabama 35288